EXHIBIT 10.2

[Letterhead of Fasken Martineau DuMoulin LLP]

April 6, 2009

BY FAX

Bull Housser & Tupper LLP

Barristers and Solicitors

1055 West Georgia Street

Vancouver, BC V6E 3R3

Dear Sirs/Mesdames:

Re:	Gordon Deans and Adept Technology

We write further to our earlier correspondence, and further to the recent conversations and emails between Mr. Deans and Mr. Herb Martin, to confirm that the claims of Mr. Deans have been settled on the following basis:

1. Severance payment. Adept will pay Mr. Deans a lump sum in an amount equivalent to 9 months of base salary and unused accrued vacation pay (as at November 21, 2008) in Canadian funds, less amounts that he has been paid since November 21, 2008 under the “salary continuation” arrangement. Once this amount has been calculated and agreed upon, Mr. Deans will instruct Adept how and to whom the payments should be made, for example, to an RRSP account, or to himself. Normal statutory deductions will apply.

2. Non – Competition. Mr. Deans agrees not to undertake any assignment or personal project that may be reasonably assumed to be competitive with Adept during the 9 month severance period. This constitutes Mr. Deans’ entire obligation in this regard.

3. Stock options and restricted share units. Adept will continue to vest restricted share units allocated to Mr. Deans up to April 1, 2009 and none thereafter. It is understood that this amounts to 6,750 (gross) units vested in total as of April 1, 2009. There will be no further grants of additional stock options.

4. Benefits. There will be no compensation for lost benefits or benefit coverage, as per your letter of January 21, 2009.

5. Outplacement assistance. There will be no outplacement assistance.

6. Indemnification and insurance. All rights and protection afforded to Mr. Deans under the Indemnification Agreement dated November 4, 2005 between Adept and Mr. Deans will continue on the terms set out in the Indemnification Agreement and nothing in the settlement agreement or the Release is to be taken to limit that indemnification or any other right or entitlement to indemnification for conduct on behalf of Adept in any way. Adept will continue to insure Mr. Deans under its D&O policy for any actions he undertook personally or on behalf of Adept while he was an Officer of Adept or arising out of any acts by any other director or officer.

7. No mitigation. Mr. Deans will not be obliged to seek other employment nor will there be any deduction made for any failure to mitigate or for any successful mitigation.

8. Mutual Release. Mr. Deans and Adept will execute a Release in the form of the attached Exhibit 1.

9. Mutual Non-Disparagement. Mr. Deans will not disparage Adept and Adept will not disparage Mr. Deans. Upon inquiry from third parties Adept will disclose the following information about Mr. Deans: the position held by Mr. Deans at Adept, the duties in that position, and the length of Mr. Deans’ active employment with Adept. Adept will not provide any other information unless Mr. Deans authorizes the release.

10. Non-Disclosure. Except for disclosure to his spouse, financial and legal advisers, or except where required by law, Mr. Deans agrees that he will not disclose the terms of this letter.

11. Confidentiality. Except with the written permission of Adept, Mr. Deans will not directly or indirectly use or disclose to any person, firm or corporation confidential information or trade secrets relating to the business affairs of Adept or acquired through his employment with Adept. As Mr. Deans may enter the “Measurement & Control” segment of the “Solar Cell Manufacturing” market, Adept have specified the confidential information of Adept relating to this marked on Exhibit 2.

12. Legal Advice: Adept will pay US$7,000 directly to Bull, Housser & Tupper in respect of Mr. Deans’ legal fees.

13. Financial Documentation. Pursuant to monetary payments and grants of restricted stock units in this Agreement and to payment of Mr. Deans’ vacation pay, Adept agrees to provide Mr. Deans with complete documentation of tax withholdings, taxable benefits and all other information required for Canadian, British Columbia and Quebec tax purposes, within 30 days of signature of the Mutual Release.

14. Adept Property. Adept acknowledges that it is in possession of the Adept physical property used by Mr. Deans during his employment, and agrees that any items remaining in Mr. Deans’ possession are his to keep as part of this Agreement.

15. Entire Agreement. Adept and Mr. Deans acknowledge that this Letter including Exhibit 1 and Exhibit 2 represent the entire agreement between them and that there are no other agreements whether oral or in writing.

Would you please confirm this settlement agreement on behalf of Mr. Deans by signing and returning a copy of this letter.

Yours truly,

FASKEN MARTINEAU DuMOULIN LLP	Signed: April 20th, 2009

/s/ Michael W. Hunter, Q.C.	/s/ Gordon Deans
Gordon Deans

Attachments: Exhibit 1 and Exhibit 2

EXHIBIT 1 — Mutual Release

MUTUAL RELEASE

I, GORDON DEANS (the “Employee”) of                                                   in the Province of British Columbia, for and in consideration of the sum of One Hundred Dollars ($100) and other good and valuable consideration as set out in the settlement documentation attached (the receipt and sufficiency of which is hereby acknowledged) do hereby remise, release and forever discharge ADEPT TECHNOLOGY INC. (hereinafter called the “Company”), its officers, directors, servants, employees and agents, including any related or associated companies, and its heirs, executors, administrators, successors and assigns, as the case may be, of and from any and all manner of actions, causes of action, suits, contracts, claims, damages, costs and expenses of any nature or kind whatsoever, whether in law or in equity, which, as against the Company or such persons as aforesaid or any of them I have ever had or now have, I or my personal representatives can, shall or may have, by reason of or arising out of any cause, matter or thing whatsoever occurring or existing up to and inclusive of the date of these presents and, without limiting the generality of the foregoing, by reason of or arising out of my employment with the Company, the termination of my employment, or in any other way connected with my employment with the Company, and more specifically, without limiting the generality of the foregoing, any and all claims for damages for termination of my employment, constructive termination of my employment, loss of position, loss of status, loss of future job opportunity, loss of opportunity to enhance my reputation, the timing of the termination and the manner in which it was effected, loss of bonuses, loss of benefits, including life insurance and short and long-term disability benefit coverage, and any other type of damages.

I, GORDON DEANS, FURTHER AGREE that this Release includes any and all claims arising under the Employment Standards Act, Human Rights Code or other applicable legislation and that the consideration provided includes any amount that I may be entitled to under such legislation.

IT IS UNDERSTOOD that the Company has withheld income tax and other statutory deductions from the aforesaid consideration and I agree to indemnify and hold harmless the Company from any further assessment for income tax or other statutory deductions which may be made under statutory authority.

THE COMPANY HEREBY releases the Employee of and from any and all manner of actions, causes of action, suits, contracts, claims, damages, costs and expenses of any nature or kind whatsoever, whether in law or in equity, which, as against the Company or such persons as aforesaid or any of them I have ever had or now have, I or my personal representatives can, shall or may have, by reason of or arising out of any cause, matter or thing whatsoever occurring or existing up to and inclusive of the date of these presents. Without limiting the generality of the foregoing, the Company releases the Employee from any and all claims which exist or may exist to the date of the execution of this Mutual Release arising out of or in connection with the Employee’s performance of his duties with the Company.

IT IS FURTHER UNDERSTOOD AND AGREED that this is a compromise of a disputed claim and is not to be construed or considered as an admission of liability on the part of either the Employee or the Company. The terms of this Release set out the entire agreement between the Employee and the Company and are intended to be contractual and not a mere recital.

IN WITNESS WHEREOF I, GORDON DEANS, have hereunto set my hand and seal this 6th day of May, 2009 in the City of Vancouver, Province of British Columbia.

IN WITNESS WHEREOF the Company has executed this Release by its authorized signatory this              day of April, 2009 in the City of Pleasanton, State of California.

SIGNED, SEALED AND DELIVERED by GORDON DEANS in the presence of:	) ) )
/s/ H. Isherwood	)	/s/ Gordon Deans
GORDON DEANS
H. Isherwood	)
)
Address:	)
)
lawyer	)
Occupation:	)

SIGNED, SEALED AND DELIVERED by the Company in the presence of:	) ) )
	)	/s/ John Dulchinos
/s/ John Dulchinos	)	Authorized Signatory,
	)	ADEPT TECHNOLOGY INC.
5960 Inglewood Dr.	)
Address:	)
Pleasanton, CA	)
)
President & CEO	)
Occupation:	)

EXHIBIT 2 – Confidential Information

1. Adept business plans, marketing information, non public marketing presentations, product strategies, customer lists, account strategies, and partnership discussions, pertaining to solar cell inspection and handling.

2. Adept product strategies, pricing, marketing plans, product costs, non public product positioning and differentiation.

3. Adept business relationships and agreements including the identity of customers, suppliers, integration partners, distributors and sales representatives.

4. Adept marketing plans and business relationships relating to medical robots.

[Adept Letterhead]

[Addendum to Letter Agreement]

April 22, 2009

Dear Gordon,

Pursuant to the “Settlement Letter” and “Mutual Release” document of April 22, 2009 between Adept Technology a Delaware Corporation and yourself:

Adept is willing to confer most favored pricing status towards any single designated company that you are engaged with as a corporate officer. Most favored pricing will not include the granting of credit terms outside of the policies in place and practiced at the time an order is placed.

This letter confirms the extent of the agreement on this subject and this pricing agreement will terminate on the third anniversary of the signing of the “Settlement letter” and “Mutual Release.”

Sincerely, Adept Technology Inc.,

/s/ John Dulchinos
John Dulchinos President and Chief Executive Officer